CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

Oppenheimer Money Market Fund, Inc.:

We consent to the use in this Registration Statement of Oppenheimer Money Market Fund, Inc., of our report dated September 17, 2010, relating to the financial statements and financial highlights of Oppenheimer Money Market Fund, Inc., appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Financial Highlights” appearing in the Prospectus, which is also part of such Registration Statement and “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.

                                                        /s/KPMG LLP
                                                        KPMG LLP

Denver, Colorado

October 25, 2010